ADMINISTRATION AGREEMENT


     AGREEMENT made this 30th day of August, 1999 by and between TRUST FOR INVESTMENT MANAGERS, a Delaware business trust, (the "Trust") and INVESTMENT COMPANY ADMINISTRATION, L.L.C., an Arizona limited liability company, (the "Administrator").

                               W I T N E S S E T H

     WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), with shares of beneficial interest organized into separate series (each, a "series" or a "Fund"); and

     WHEREAS, the Trust wishes to retain the Administrator to provide certain administrative services in connection with the management of the operations of the initial Fund and future various Funds of the Trust as set forth on Schedule A hereto, which Schedule may be revised from time to time, and the Administrator is willing to furnish such services:

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT. The Trust hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the Funds' operations for the period and on the terms set forth in this Agreement. The Administrator agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

     2. SERVICES ON A CONTINUING BASIS. The Administrator will perform the following services on a regular basis which would be daily, weekly or as otherwise appropriate:

          (A) prepare and coordinate reports and other materials to be supplied to the Board of Trustees of the Trust;

          (B) prepare and/or supervise the preparation and filing of all securities filings, periodic financial reports, prospectuses, statements of additional information, marketing materials, tax returns, shareholder reports and other regulatory reports or filings required of the Trust and the Funds.

          (C) prepare all required filings necessary for the sale of shares of the Funds in all states where the officers of the Trust deem it appropriate;

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          (D) coordinate the preparation,  printing and mailing of all materials
     (E.G., Annual Reports) required to be sent to shareholders;

          (E) coordinate the preparation and payment of Trust and Fund related expenses;

          (F) conduct relations with, and monitor and oversee the activities of the Trust's and the Funds' servicing agents (I.E., transfer agent, custodian, fund accounting agent, attorneys, underwriters, brokers and dealers, corporate fiduciaries and banks) and such other persons in any such other capacity deemed to be necessary or desirable;

          (G) review and adjust as necessary the Funds' daily expense accruals;

          (H) maintain and keep such books and records of the Trust as required by law or for the proper operation of the Trust and the Funds other than those maintained and kept by the Trust's Adviser and other servicing agents;

          (I) provide the Trust with (i) the services of persons competent to perform the administrative and clerical functions described herein, and
     (ii) personnel to serve as officers of the Trust;

          (J) provide the Funds with office space as well as administrative offices and such data processing facilities as are necessary for the performance of its duties under this Agreement.

          (K) monitor each Fund's compliance with investment policies and restrictions as set forth in the Fund's currently effective Prospectus and Statement of Additional Information under the Securities Act of 1933 (the "1933 Act").

          (L) perform such additional services as may be agreed upon by the Trust and the Administrator.

     3. RESPONSIBILITY OF THE ADMINISTRATOR. The Administrator shall be under no duty to take any action on behalf of the Trust or the Funds except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

     4. RELIANCE UPON INSTRUCTIONS. The Trust agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from the Board of Trustees of the Trust and shall incur no liability to the Trust or the investment adviser to any Fund in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Trustees of the Trust to give oral or written instructions on behalf of the Trust or any Fund.

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     5.  CONFIDENTIALITY.  The Administrator  agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and Funds and all prior, present or potential shareholders of any and all Funds, except after prior notification to, and approval of release of information in writing by, the Trust, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust or by a Fund.

     6. EQUIPMENT FAILURES. In the event of equipment failures or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions.

     7. COMPENSATION. As compensation for services rendered by the Administrator during the term of this Agreement, each Fund set forth in Schedule A will pay to the Administrator a monthly fee at the rate set forth in Schedule B, which Schedule may be amended from time to time, pursuant to Section 10 of this Agreement.

     8. INDEMNIFICATION. The Trust agrees to indemnify and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, losses, claims and liabilities (including without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, reasonably arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Trustees of the Trust, provided that the Administrator will not be indemnified against any liability to a Fund or to shareholders (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Trust and each of its Trustees from all losses, claims and liabilities (including without limitation, liabilities under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

     9. DURATION AND TERMINATION. This Agreement shall continue until termination by the Trust on behalf of any Fund (by resolution of the Board of Trustees) or the Administrator on 60 days' written notice to the other party. All notices and other communications hereunder shall be in writing.

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     10. AMENDMENTS.  This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought, provided such amendment is specifically approved by the Board of Trustees of the Trust.

     11. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties thereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Arizona and governed by Arizona law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date first written above.


                                       TRUST FOR INVESTMENT MANAGERS


                                       By:
                                           -------------------------------------

                                       Name:
                                              ----------------------------------

                                       Title:
                                              ----------------------------------


                                       INVESTMENT COMPANY ADMINISTRATION, L.L.C.


                                       By:
                                           -------------------------------------

                                       Name:
                                              ----------------------------------

                                       Title:
                                              ----------------------------------

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                                   Schedule A


SERIES OR FUNDS
---------------

Villere Balanced Fund


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                                   Schedule B


      ADMINISTRATION SERVICES FEES
      ----------------------------

            BASIS POINTS                   AVERAGE NET ASSETS
            ------------                   ------------------

                .20%                       First $50 million
                .15%                       Next $50 million
                .10%                       Next $50 million
                .05%                       Next $50 million, and
                                           thereafter

       PER FUND ANNUAL MINIMUM
       -----------------------

               $30,000                     Per Fund
               $15,000                     For each additional share class

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